UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2008

‘mktg, inc.’

(Exact name of registrant as specified in its charter)

Delaware	0-20394	06-1340408

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

75 Ninth Avenue, New York, New York 10011

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code: (212) 660-3800

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 2.01. Termination of a Material Definitive Agreement

        On October 24, 2008, US Concepts LLC, a wholly-owned subsidiary of ‘mktg, inc.’ notified its landlord that it was exercising its contractual option to terminate the lease of its offices located at 75 Ninth Avenue, New York, New York, effective as October 25, 2009. In connection therewith, as required by the lease, the Company paid the landlord a cancellation fee in the amount of $342,182.

        The terms of the lease provided for an upwards adjustment in the lease payments thereunder, effective November 1, 2009, to a rate equal to 90% of the then current market rate. Following managements’ discussions with the landlord and the Company’s advisors, management concluded that a relocation of its current New York City offices to another comparable New York City location would be more economical for the Company in the long-term as compared to paying the increased rental rate at its current location, although there can be no assurance in that regard.

        The Company has already begun the process of identifying suitable offices for the relocation of its New York City headquarters and believes that it will be able to conclude such relocation by the October 25, 2009 termination date of its current lease.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 30, 2008

COACTIVE MARKETING GROUP, INC.

By:	/s/ Fred Kaseff

Fred Kaseff,
Chief Financial Officer